UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 26, 2017

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7234	52-0845774
(Commission File Number)	(IRS Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200, Columbia, MD	21044
(Address of Principal Executive Offices)	(Zip Code)

(443) 367-9600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On December 29, 2017, GP Strategies Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K,” and, together with this amendment, the “Form 8-K”) reporting, among other things, that the Company announced a restructuring plan under which it would incur certain restructuring charges. This Form 8-K/A amends the Original Form 8-K to provide an estimate of additional charges which are expected to be incurred in the second quarter ending June 30, 2018 in connection with the restructuring plan.

Item 2.05 Costs Associated with Exit or Disposal Activities

In connection with the restructuring plan announced in December 2017, the Company incurred $3.3 million of restructuring charges in the fourth quarter ended December 31, 2017 and an additional $0.4 million of charges in the first quarter ended March 31, 2018, primarily consisting of severance expense. During the second quarter of 2018, the Company downsized its headquarters office from three floors to two floors, which will result in annual cost savings of approximately $600,000 per year for the remaining seven years under the lease, net of estimated sublease income. The Company also vacated certain other under-utilized field offices and incurred additional severance expense during the second quarter of 2018. The Company estimates that these actions will result in additional restructuring charges ranging from $1.8 million to $2.1 million in the second quarter ending June 30, 2018. The Company expects that its restructuring activities will be substantially complete by June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: June 26, 2018	/s/ Scott N. Greenberg
Scott N. Greenberg
Chief Executive Officer

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